Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
CONTEXT THERAPEUTICS INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.001 par value per share	457(c) and (h)	3,675,167(2)	$2.90(3)	$10,657,984.30	$138.10 per $1,000,000	$1,471.87
Equity	Common Stock $0.001 par value per share	457(c) and (h)	463,000(4)	$2.90(3)	$1,342,700.00	$138.10 per $1,000,000	$185.43
Total Offering Amounts					$12,000,684.30		$1,657.30
Total Fee Offsets							-
Net Fee Due							$1,657.30

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Context Therapeutics Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.
(2)Represents shares of Common Stock of the Company that were added to the shares reserved under the Context Therapeutics Inc. 2021 Long-Term Performance Incentive Plan (the “2021 Plan”) on January 1, 2026, pursuant to an “evergreen” provision contained in the 2021 Plan.
(3)Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Stock Market on March 17, 2026.
(4)Represents shares of Common Stock of the Company issuable upon the exercise of the 463,000 stock options granted to certain employees of the Company in connection with their hiring, pursuant to a Stock Option Agreement (Inducement Grant), under Rule 5635(c)(4) of the Nasdaq listing rules.